Exhibit 4.5
MANAGEMENT STOCKHOLDERS’ AGREEMENT
          MANAGEMENT STOCKHOLDERS’ AGREEMENT dated as of November 23, 2010 among LPL Investment Holdings Inc., a Delaware corporation (the “Company”) and Stephanie L. Brown, Mark S. Casady, William E. Dwyer III, Robert J. Moore and Esther M. Stearns (each an “Executive” and collectively, the “Executives”).
          WHEREAS, on June 5, 2008, the Company filed a Registration Statement on Form S-8 of the Securities Act with the SEC to register Shares issued upon exercise of Options granted under certain of the Company’s equity plans, including certain Shares Beneficially Owned by the Executives, and these Shares are freely tradable in the public market, subject to certain contractual and legal restrictions (capitalized terms as defined herein);
          WHEREAS, on June 4, 2010, the Company filed a Registration Statement on Form S-1 of the Securities Act with the SEC to register certain Shares for sale in the public market (the proposed “IPO”), including certain Shares Beneficially Owned by the Executives (capitalized terms as defined herein);
          WHEREAS, in connection with the IPO, the Company and the Executives have agreed to enter into this Agreement governing the Executives’ ownership of the Executive Shares (capitalized terms as defined herein);
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
ARTICLE I. DEFINITIONS
                    Section 1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings:
          (a) “Agreement” means this Management Stockholders’ Agreement as it may be amended, supplemented, restated or modified from time to time.
          (b) “Annual Carryover” means, for each Executive, for each Year, the percentage calculated pursuant to Column 3 of the table in Section 2.02(a).
          (c) “Annual Percentage” means, for each Executive, for each Year, the percentage set forth in column two of the table in Section 2.02(a).
          (d) “Beneficial Ownership” means beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision, provided that for purposes of this Agreement, a Person shall only be deemed to be the “beneficial owner” of securities such Person has the right to acquire on the date of determination and shall not be deemed to be the “beneficial owner” of securities such Person does not have the right to acquire on the date of determination but will have the right to acquire within 60 days thereof.

          (e) “Board” means the Board of Directors of the Company.
          (f) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York.
          (g) “Charitable Organization” means a charitable organization described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.
          (h) “Change of Control” means the consummation of (i) any transaction or series of related transactions, whether or not the Company is party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any “group” (as defined in the Exchange Act Rules) other than, in each case, the Company or an Affiliate of the Company immediately following the Closing, or (ii) a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction.
          (i) “Common Stock” means shares of common stock of the Company, par value $0.001.
          (j) “Company” has the meaning set forth in the preamble.
          (k) “Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock), securities issuable under the 2008 Deferred Compensation Plan, or other securities (other than Options) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.
          (l) “Deferred Compensation Plan” means the Company’s 2008 Deferred Compensation Plan.
          (m) “Deferred Compensation Plan Payment” has the meaning set forth in Section 2.01(b).
          (n) “Disability” shall, for each Executive, have the meaning set forth in such Executive’s Employment Agreement.
          (o) “Employment Agreement” shall, for each Executive, mean the employment agreement between such Executive and the Company, dated as of and effective upon the consummation of the IPO, as such agreement may be amended from time to time.

          (p) “Equivalent Shares” means that number of Shares issuable upon the exercise or conversion of a vested Option or other vested Convertible Security.
          (q) “Estate Planning Vehicle” means an estate planning vehicle established and maintained solely for the benefit of an Executive or such Executive’s immediate family member(s).
          (r) “Executive” means each executive of the Company listed in the preamble hereto.
          (s) “Executive Shares” shall, for each Executive on each date of calculation, mean all Shares Beneficially Owned by such Executive on the Measurement Date.
          (t) “Executive Stock Ownership Guidelines” means the Company’s stock ownership guidelines adopted on November 17, 2010, as such ownership guidelines may be amended or supplemented by the Board.
          (u) “Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
          (v) “immediate family member” means with respect to any Executive, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such Executive, (b) any spouse or former spouse of any of the foregoing (other than a spouse or former spouse to whom a Transfer is effected through a settlement agreement or domestic relations order), (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased or (d) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (c) above.
          (w) “IPO” has the meaning set forth in the whereas clauses hereof.
          (x) “IPO Carryover Percentage” means, for each Executive, at the time of calculation the percentage set forth in Schedule 1.01(x) minus the total percentage of Shares sold by such Executive pursuant to Section 2.01(b) prior to such calculation.
          (y) “Litigation” has the meaning set forth in Section 5.07(a).
          (z) “Lock-Up Period” means, for each Executive, the period during which such Executive’s Shares are subject to transfer and other restrictions pursuant to (i) a Selling Stockholder Agreement among the Executive, the Company and the Custodian (as defined therein) with respect to Shares sold in the IPO, (ii) a Non Participating Holder Agreement between the Executive and the Company, (iii) a Lock-Up Agreement dated [•], 2010, (iv) Section 6.4 of the Stockholders Agreement, or (v) Section 1(b)(iv) of the Underwriting Agreement, as applicable.
          (aa) “Maximum Annual Percentage” means, for each Executive and his or her Permitted Transferees, for each Year, the percentage calculated in accordance with Column 5 of the table set forth in Section 2.02(a).

          (bb) “Measurement Date” means the day immediately prior to the consummation of Company’s IPO.
          (cc) “Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock, issued to an Executive pursuant to the Company’s (i) 2005 Stock Option Plan (Incentive Stock Options), (ii) 2005 Stock Option Plan (Non-Qualified Stock Options), (iii) 2008 Stock Option Plan or (iv) any Company plan entered into after the date hereof.
          (dd) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any governmental authority.
          (ee) “Payment Date” has the meaning set forth in the Company’s 2008 Nonqualified Deferred Compensation Plan.
          (ff) “Permitted Transferees” of an Executive means collectively (i) any Charitable Organization to whom Restricted Shares are transferred pursuant to Section 2.01(d)(ii) and (ii) any Person to whom Executive Shares are transferred pursuant to Section 2.01(e).
          (gg) “Restricted Shares” has the meaning set forth in Section 2.01(d).
          (hh) “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto, and the rules and regulations of the SEC promulgated thereunder.
          (ii) “Shares” means (i) all shares of Common Stock, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options or Convertible Securities and (ii) all Options and Convertible Securities (treating the Options and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by the Options and Convertible Securities for all purposes of this Agreement, except as otherwise specifically set forth herein).
          (jj) “Tax Payment” means, for each Executive, the taxes payable on such Executive’s Deferred Compensation Payment, calculated based on the highest combined marginal federal, state and local income tax rates then applicable to such Executive.
          (kk) “Transfer” mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.
          (ll) “Underwriting Agreement” means the underwriting agreement, dated as of November 17, 2010, 2010, by and among the Company and Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters signatory thereto.
          (mm) “Unrestricted Shares” has the meaning set forth in Section 2.01(d).

          (nn) “Year” means any of Year One through Year Four
          (oo) “Year Four” means the twelve (12) month period beginning on and including the day immediately following the last day of Year Three and ending on the first anniversary of such date.
          (pp) “Year One” means the twelve (12) month period beginning on the day immediately following the Measurement Date and ending on the first anniversary of such date.
          (qq) “Year Three” means the twelve (12) month period beginning on and including the day immediately following the last day of Year Two and ending on the first anniversary of such date.
          (rr) “Year Two” means the twelve (12) month period beginning on and including the day immediately following the last day of Year One and ending on the first anniversary of such date.
          Section 1.02 Certain Matters of Construction. In addition to the definitions referred to or set forth above in this Article I:
          (a) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;
          (b) The word “including” means including, without limitation;
          (c) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;
          (d) The masculine, feminine and neuter genders shall each include the other; and
          (e) Except where the context requires otherwise, “or” is inclusive.
ARTICLE II. TRANSFER RESTRICTIONS.
          Section 2.01 Transfer Restrictions. No Executive and no Permitted Transferee of such Executive may Transfer all or any portion of his or her Executive Shares except in compliance with this Article II. Any purported Transfer of Executive Shares that is not in accordance with this Article II, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void ab initio.
          (a) Subject to Section 2.02 and Section 2.03 hereof, in each Year:
(i) each Executive together with his or her Permitted Transferees may collectively Transfer Executive Shares Beneficially Owned by such Executive and his or her Permitted Transferees in an aggregate amount up to the Adjusted Annual Percentage of the Shares Beneficially Owned by such Executive on the Measurement Date for such Executive for such Year;
(ii) except as provided in clauses (b), (c) or (d) below, no Executive and no Permitted Transferee will Transfer Executive Shares Beneficially Owned by such Executive or his or her Permitted Transferees in an amount exceeding the Adjusted Annual Percentage for such Executive for such Year; and
(iii) the Adjusted Annual Percentage for each Executive together with his or her Permitted Transferees for each Year shall be the percentage calculated in accordance with the following table:

			Column 4	Column 5
	Column 2	Column 3	Adjusted	Maximum
Column 1	Annual	Annual	Annual	Annual
Year	Percentage	Carryover[1]	Percentage[2]	Percentage[3]
Year One	8%	0%	8%	8%
Year Two	8%	0%-8%	8%-16%	16%
Year Three	8%	0%-16%	8%-24%	24%
Year Four	8%	0%-24%	8%-32%	32%

1.	Calculated for each Executive and his or her Permitted Transferees for each Year by subtracting the total percentage of Executive Shares Transferred by such Executive and his or her Permitted Transferees in the previous Year from the Adjusted Annual Percentage for the previous Year. For example, if an Executive together with his or her Permitted Transferees Transfers 7% of his or her Executive Shares in Year One, the Annual Carryover for Year One is 1%.

2.	Calculated for each Executive and his or her Permitted Transferees for each Year by adding the Annual Percentage for a given Year to the Annual Carryover for the previous Year.

3.	The Adjusted Annual Percentage in any Year cannot exceed the Maximum Annual Percentage for such Year.
          (b) Subject to Section 2.02 and Section 2.03, in any Year, in addition to any Executive Shares Transferred pursuant to Section 2.01(a) hereof, each Executive may transfer Executive Shares Beneficially Owned by such Executive in an amount up to his or her IPO Carryover Percentage.
          (c) Notwithstanding clause (a) or (b) above, but subject to Section 2.03 and Section 2.04, for the thirty (30) days prior to or the ninety (90) days after the next scheduled Payment Date pursuant to the Company’s 2008 Nonqualified Deferred Compensation Plan (such payment, a “Deferred Compensation Plan Payment”), each Executive may Transfer that number of Executive Shares (or a lesser number of Executive Shares) on the open market that must be Transferred to return sales proceeds in an amount equal to the Tax Payment. The number of Executive Shares Transferable by an Executive pursuant to this provision shall be rounded up to the nearest whole number of Shares;

          (d) Notwithstanding clause (a) above, but subject to Section 2.02 and Section 2.03, an Executive may Transfer (through one or more gratuitous Transfers) to one or more Charitable Organizations:
(i) up to twenty-five percent (25%) of his or her Executive Shares in the aggregate through one or more Transfers (any Shares Transferred before the twenty-five percent (25%) threshold is hit, the “Unrestricted Shares”), provided that any such Transfer is not a transfer for value, and such Unrestricted Shares shall not be subject to the transfer restrictions set forth in Section 2.02(a); and
(ii) Executive Shares exceeding twenty-five percent (25%) of his or her Executive Shares (any Shares Transferred after the twenty-five percent (25%) threshold is hit, the “Restricted Shares”) provided that any such Transfer is not a Transfer for value, provided further that, in the case of this clause (ii), such Charitable Organization shall acknowledge its obligations under this Agreement in a written instrument acceptable in form and substance to the Company and delivered to the Company, and provided, further, that such Restricted Shares (x) shall remain subject to the transfer restrictions set forth in Section 2.02(a) to the same extent as if such Executive Shares continued to be Beneficially Owned by the Executive and the certificates representing such Shares shall bear the legend set forth in Section 3.01 as and for so long as Transfer of such Shares is limited by this Agreement, (y) the Charitable Organization shall notify the Company prior to Transferring the Restricted Shares and (z) such Transfer by such Executive and any further Transfers of any such Shares by such Charitable Organization will be included for purposes of the calculations with respect to such Executive and his or her Permitted Transferees in Section 2.01(a)(iii) and provided further, that any Shares Transferred pursuant to this Section 2.01(d) must be Shares of Common Stock.
          (e) Notwithstanding clause (a) above, but subject to Section 2.02 and Section 2.03, an Executive may Transfer any or all of his or her Executive Shares to (i) any immediate family member of such Executive or (ii) a spouse or former spouse of such Executive to whom a Transfer is effected through a settlement agreement or domestic relations order or (iii) to any Estate Planning Vehicle for the benefit of such Executive, provided in each case that such Permitted Transferee shall acknowledge its obligations under this Agreement in a written instrument acceptable in form and substance to the Company and delivered to the Company stating that (x) any Executive Shares Transferred pursuant to this Section 2.02(e) shall remain subject to the transfer restrictions set forth in Section 2.02(a) to the same extent as if such Executive Shares continued to be Beneficially Owned by the Executive and the certificates representing such Shares shall bear the legend set forth in Section 3.01 as and for so long as Transfer of such Shares is limited by this Agreement, (y) the holder of such Executive Shares shall notify the Company prior to Transferring the Shares and (z) such Transfer by such Executive and any further Transfers of any such Shares by such Permitted Transferee will be included for purposes of the calculations with respect to such Executive and his or her Permitted Transferees in Section 2.01(a)(iii).
          (f) Except as specifically provided in Section 2.03, no Shares purchased or acquired by the Executive after the Measurement Date (“Post-Measurement Date Shares”)

shall increase the number of Executive Shares held by an Executive. An Executive may Transfer Post-Measurement Date Shares without restriction under this Agreement. An Executive may substitute Post-Measurement Date Shares for Executive Shares and, by doing so Transfer Executive Shares in lieu of Post-Measurement Date Shares, so long as the certificate(s) representing the Post-Measurement Date Shares so substituted are legended in accordance with Section 3.01 (upon which such Post-Measurement Date Shares shall be considered “Executive Shares” and the Executive Shares for which such Post-Measurement Date Shares are substituted shall no longer be considered Executive Shares and replaced with certificates that are not legended in accordance with Section 3.01) and the aggregate number of Executive Shares is not reduced by such substitution.
                    Section 2.02 Compliance with Law and Company Policies. Notwithstanding any other provision of this Agreement, no Executive shall Transfer any Executive Shares unless the Transfer is effected (a) pursuant to an effective registration statement under the Securities Act and in compliance with any other applicable federal securities laws and state securities or “blue sky” laws or (b) pursuant to an exemption from registration under the Securities Act and in compliance with any other applicable federal securities laws and state securities or “blue sky” laws and (c) in compliance with Company policies, including the policy on insider trading.
                    Section 2.03 Minimum Retained Ownership Requirement. Notwithstanding any other provision of this Agreement, each Executive shall comply with the Company’s Executive Stock Ownership Guidelines and shall continue to hold (and may not Transfer) Executive Shares in an amount equal to or sufficient to meet the amount required by such guidelines. For purposes of this provision, the “Measurement Date” in the definition of Executive Shares shall be the date of calculation.
                    Section 2.04 Period. The foregoing provisions of this Article II shall expire upon the earlier of (a) the fourth anniversary of the Measurement Date, (b) a Change of Control, (c) with respect to the Executive Shares of any Executive and his or her Permitted Transferees, the death of such Executive, (d) with respect to any Executive and his or her Permitted Transferees, the Disability of such Executive, (e) with respect to any Executive and his or her Permitted Transferees, the termination of such Executive’s employment with LPL or (f) with respect to any Executive, the time at which such Executive is no longer an Executive Officer. For purposes of this Section 2.04, an “Executive Officer” shall mean any person who is an officer of the Company under Rule 16a-1(f) under the Exchange Act.
ARTICLE III. LEGENDS.
                    Section 3.01 Restrictive Legend. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:
THE SALE, ENCUMBRANCE OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, ARE SUBJECT TO THE PROVISIONS OF A MANAGEMENT STOCKHOLDERS’ AGREEMENT DATED AS OF NOVEMBER 23 2010 TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE

PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.
ARTICLE IV. AMENDMENT, TERMINATION, ETC.
     Section 4.01 Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.
     Section 4.02 Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and any Executive whose rights under this Agreement are materially modified by such amendment, modification, extension or termination (it being understood that the waiver by the Company of any obligation of one Person shall not be considered a modification of the rights of any other Person). Each party hereto and, to the extent Executive Shares have been transferred pursuant to Section 2.01(d) hereof, each non-Executive holder of Executive Shares subject hereto, may waive any of its rights hereunder by an instrument in writing signed by such party or holder.
     Section 4.03 Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.
ARTICLE V. MISCELLANEOUS
     Section 5.01 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement, to the extent permitted by law, shall not be affected and shall remain in full force and effect. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     Section 5.02 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
     Section 5.03 Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger), by any Executive without the prior written consent the Company and, with respect to any assignment by the Company to a non-affiliated entity, each Executive party hereto. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
     Section 5.04 Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     Section 5.05 Remedies.
          (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.
          (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     Section 5.06 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the Company or Executive as designated on Schedule 5.06, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
     Section 5.07 Governing Law; Consent to Jurisdiction.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto agree that any suit, action or proceeding (“Litigation”) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 5.07, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such particular courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (b) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.
          (c) The parties hereto each expressly acknowledge that the foregoing waivers are intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by the parties hereto to jurisdiction and service contained in this Section 5.07 solely for the purpose referred to in this Section 5.07 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
     Section 5.08 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 5.09 Further Assurances. Each Executive shall from time to time execute and deliver all such further documents and do all acts and things as the Company or the other Executives party hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.
     Section 5.10 Effectiveness. This Agreement shall become effective contemporaneously with the consummation of the IPO. This Agreement shall not become effective and shall automatically be of no force or effect if the IPO is not consummated on or before June 30, 2011.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LPL INVESTMENT HOLDINGS INC.
By:	/s/ STEPHANIE L. BROWN
	Name:	Stephanie L. Brown
	Title:	Secretary and Vice President

THE EXECUTIVES:

By:	/s/ STEPHANIE L. BROWN
Stephanie L. Brown

By:	/s/ MARK S. CASADY
Mark S. Casady

By:	/s/ WILLIAM E. DWYER III
William E. Dwyer III

By:	/s/ ROBERT J. MOORE
Robert J. Moore

By:	/s/ ESTHER M. STEARNS
Esther M. Stearns

Schedule 1.01(x) — IPO Carryover Percentage

Executive	IPO Carryover Percentage
Stephanie L. Brown	0%

Mark S. Casady	1.06%

William E. Dwyer III	7.76%

Robert J. Moore	10%

Esther M. Stearns	0%

Schedule 5.06 — Notice Addresses
If to the Company:
c/o LPL Investment Holdings Inc.
One Beacon Street
Boston, Massachusetts 02108
Attention: Stephanie Brown
Fax: 617-556-2811
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attention: Julie H. Jones
Fax: (617) 951-7294
If to Stephanie L. Brown:
If to Mark S. Casady:
If to William E. Dwyer III:
If to Robert J. Moore:
If to Esther M. Stearns: